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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    2    )*
                                            ---------



                                 MEMTEC LIMITED
-------------------------------------------------------------------------------
                                (Name of Issuer)

    Interest or Certificate American Depository Shares, each representing 10 ordinary shares
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                    586265308
                                ----------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is no required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 21 pages

CUSIP No.    586265308                 13G          Page   2   of   21   Pages
          ------------------                             -----    ------

-------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   B.A.T Industries p.l.c.

-------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]


                                                                                                                    (b) [ ]


-------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   England

-------------------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                                          -0-
      NUMBER OF
        SHARES         --------------------------------------------------------------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY
         EACH                             575,500
      REPORTING
        PERSON         --------------------------------------------------------------------------------------------------------
         WITH              7     SOLE DISPOSITIVE POWER

                                          -0-

                       --------------------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                          575,500

-------------------------------------------------------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   575,500


-------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]

                   N.A.

-------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.60%

-------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   HC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 21 pages

CUSIP No.    586265308               13G            Page   3   of   21   Pages
          ------------------                              -----    ------


-------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Farmers Group, Inc.

-------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]


                                                                                                                    (b) [ ]


-------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY




-------------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


                  Nevada

-------------------------------------------------------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                         -0-

                      ---------------------------------------------------------------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
       SHARES
    BENEFICIALLY                         575,500
      OWNED BY
        EACH          ---------------------------------------------------------------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
       PERSON
        WITH                             -0-

                      ---------------------------------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                         575,500

-------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  575,500


-------------------------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                           [ ]

                  N.A.


-------------------------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.60%

-------------------------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                  IC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 21 pages

                  Item 4 of the Statement on Schedule 13G, dated February 6, 1996, filed by B.A.T Industries p.l.c. and Farmers Group, Inc., is hereby amended and restated to read in its entirety as follows:


Item 4    Ownership
------    ---------
                (a)      Amount Beneficially Owned:

                                 575,500

                (b)      Percent of Class:

                                 5.60%

                (c)      Number of shares as to which person has:

                         (i)     Sole voting power:                   -0-
                         (ii)    Shared voting power:                 575,500
                         (iii)   Sole disposition power:              -0-
                         (iv)    Shared disposition power:            575,500



                               Page 4 of 21 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997                 By:  /s/ Anthony Robert Holliman
                                          -----------------------------
                                          Name:   Anthony Robert Holliman
                                          Title: Assistant Corporate Secretary



                               Page 5 of 21 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    FARMERS GROUP, INC.


Dated February 5, 1997              By:  /s/ Alan Porter
                                       -----------------
                                       Name:   Alan Porter
                                       Title: Corporate Secretary





                               Page 6 of 21 pages

                                 Exhibit Index

Exhibit         Description                                        Page Number
-------         -------------                                      -----------
  I             Amendment No. 1, dated February 6, 1996 to
                Schedule 13G, dated February 9, 1995                    8

 II             Schedule 13G, dated February 9, 1995                    14



                               Page 7 of 21 pages